Exhibit (iv)

1401 H Street NW Suite 1000 Washington, DC 20005

TEL 800.643.4246 FAX 202.682.2425 WEB icimutual.com

January 29, 2019

Mr. Chris Fortier

VP, Counsel

Eaton Vance Corporation

2 International Place

Boston, MA  02110

Re: Calvert Research and Management

ICI Mutual Insurance Company Blanket Bond No. 00125218B (“Bond”)

ICI Mutual D&O/E&O Policy No. 00125218D (“Policy”)

Dear Chris:

I hereby confirm that the premiums and taxes due for the above referenced Bond and Policy have been paid for the period December 31, 2018 through December 31, 2019.

Feel free to call me at (202) 326-5468 if you have any questions.

Sincerely,

/s/ Catherine Dalton

Catherine Dalton

Underwriting Manager